Exhibit 99

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

Steve Dodge to Retire as Chairman of American Tower Board of Directors

Boston, Massachusetts – January 20, 2004—American Tower Corporation (NYSE: AMT) (the “Company”) today announced that Steve Dodge, Chairman of the Board of Directors, has notified the Company that he intends to retire from the Board of Directors prior to the annual meeting of stockholders to be held during the second quarter 2004. Mr. Dodge will continue to have a relationship with the Company, however, as a part-time employee on terms to be mutually agreed upon. In connection with his retirement, Mr. Dodge and his affiliates intend to convert voluntarily all of their shares of Class B common stock, which is entitled to 10 votes per share, into an equal number of shares of Class A common stock, which is entitled to one vote per share. Under the terms of the Company’s Restated Certificate of Incorporation, this reduction in Mr. Dodge’s voting power will cause all outstanding shares of Class B common stock automatically to convert into shares of Class A common stock on a one-for-one basis. Thereafter, all stockholders of the Company will be Class A common stockholders and the Company will cease to have classes of common stock with disparate voting power (excluding outstanding shares of Class C common stock, which is non-voting and currently represents less than one percent of total outstanding shares).

Mr. Dodge stated, “It’s been both satisfying and fun to watch Jim, Brad, Steven, Michael, Hal, Aileen and the rest of the management team grab hold of the company and really run with it. The results under their leadership have been rock solid, and I anticipate more of the same in the future. I also believe that at this stage the shadow of a founding Chairman serves no productive purpose, and that in fact this very talented group will find it energizing to have its own space, with complete accountability for its own results. Surely, they have earned that opportunity, and as a large stakeholder in the company—both now and going forward—I look forward to benefiting from their ongoing efforts.

“My super-voting shares are the residue of my ownership of American Radio, from which American Tower was spun almost six years ago. It is difficult to defend such shares in today’s circumstances, even more so as I depart active day-to-day involvement in the company. Further, I have never intended to try to convert my incremental voting power into incremental economic opportunity for myself. So, lacking relevance and purpose, these shares will be retired in favor of normal voting shares.

“I have enjoyed building this company, as I have a few others before it, and while the role of a telecom CEO hasn’t exactly been a walk in the park during the past couple of years, I take some satisfaction in American Tower’s resurgence and its forward momentum. Most of the credit for the company’s renewed vigor belongs to the current management team, and to the many supervisors and employees who support them. I would like to thank them for their extraordinary efforts, and for allowing me to leave the company knowing that it is in very capable hands.”

Mr. Dodge and his affiliates currently own approximately 1,241,757 shares of Class A common stock and 5,748,779 shares of Class B common stock (excluding outstanding employee stock options held by Mr. Dodge), representing approximately 21% of the aggregate voting power of all outstanding shares of the Company’s capital stock. Following this conversion, Mr. Dodge and his affiliates will control less than 5% of such voting power. As of December 15, 2003, approximately 212.1 million shares of Class A common stock and 7.0 million shares of Class B common stock were outstanding. Giving effect to a Class B conversion, the Company would have outstanding approximately 219.1 million shares of Class A common stock. The reduction in Mr. Dodge’s voting control as a result of this conversion will not implicate any of the change of control provisions in the Company’s credit agreements, indentures or other material contracts.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower operates approximately 15,000 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. Of the 15,000 sites, approximately 14,000 are owned or leased towers and approximately 1,000 are managed and lease/sublease sites. For more information about American Tower Corporation, please visit our web site www.americantower.com.

# # #